Confidential

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

OPTICON SYSTEMS INC.,

AND

FUTURETECH CAPITAL LLC

Dated as of August 19, 2004

ASSET PURCHASE AGREEMENT (this Agreement) dated as of August 19, 2004, by and between OPTICON SYSTEMS INC., a Nevada corporation (OPTICON), and FUTURETECH CAPITAL LLC, a Florida corporation (”FTC”).

WHEREAS, FTC is engaged in the business of developing, marketing and licensing telecommunication network asset management software, otherwise known as its OptiCon Network Manager, including Releases 3.x, 4.x and any related products currently under development. (“OptiCon”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, FTC wishes to sell to OPTICON, and OPTICON wishes to purchase from FTC, substantially all of the assets that are used by FTC to conduct OptiCon related business, all as identified or described herein, and FTC wishes to transfer to OPTICON, and in connection therewith the parties hereto wish to make certain agreements related to such purchase, sale, assignment and assumption; and

WHEREAS, as a condition to the willingness of, and as an inducement to, OPTICON, FTC to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, FTC, OPTICON entering into the Related Agreements (as defined below).

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; CLOSING

1.1
Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, FTC shall sell, transfer, assign and deliver to OPTICON, and relinquish to OPTICON in perpetuity, free and clear of all Encumbrances, all right, title and interest in and to all of the Acquired Assets of OptiCon. As used in this Agreement, the term Acquired Assets means all of the assets, properties, goodwill and rights of FTC in OptiCon identified as follows, but excluding, however, such assets, rights and properties that constitute the Excluded Assets (as defined in Section 1.2):

A.	all right, title and interest of FTC in the OptiCon and OptiCon Network Manager brand name;

B.	all of the tangible personal property of FTC related to OptiCon as listed in Section 1.1.B of the Disclosure Schedule;

C.
all rights of FTC in OptiCon, to the extent transferable, under all Federal, state, local and foreign governmental licenses, consents, approvals, authorizations, permits, orders decrees and other compliance agreements relating in any manner to, or used in connection with the operation of, OptiCon, including those listed in Section 1.1.C of the Disclosure Schedule;

D.
all OptiCon Intellectual Property Rights and Licensed Software (as defined in Sections 3.1.H and 3.1.I, respectively), and the goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties for profits and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses (collectively, Damages) incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any OptiCon Intellectual Property Rights, together with the right to sue for, and collect the same, or to sue for injunctive relief, for OPTICON’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives;

E.
all customer, supplier, advertiser and mailing lists of FTC in OptiCon, including all copies thereof (in whatever media such copies may exists), relating in any manner to, or used in connection with, the operation of OptiCon, and all rights in and to the information contained therein;

F.
all business and financial records, books, ledgers, files, plans, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, and reports relating in any manner to, or used in connection with the operation of, OptiCon or to the Acquired Assets, in whatever media they exist;

G.	all goodwill of FTC relating to OptiCon; and

H.	all Inventory relating to OptiCon as listed in Section 1.1.H of the Disclosure Schedule.

1.2	Excluded Assets. Notwithstanding Section 1.1, the following assets shall be excluded from this Agreement and shall not be sold, conveyed, assigned, transferred or delivered to OPTICON pursuant hereto:

A.
all written or oral contracts, agreements, guaranties, understandings, deeds, mortgages, indentures, leases, license agreements, commitments, undertakings or other documents or instruments relating in any manner to OptiCon (excluding third party software licenses described in Section 3.1.I);

B.
all accounts receivable of FTC, all other rights to receive payment and all rights in respect of prepaid items however evidenced, whether by notes, instruments, chattel paper or otherwise, relating in any manner to, or arising out of the operation of, OptiCon;

C.	all tangible personal property of FTC not listed in the Disclosure Schedule;

D.	all insurance policies maintained by FTC with respect to OptiCon and any prepaid insurance expenses or premiums;

E.
all payments made by FTC which constitute prepaid Taxes of OptiCon and all refunds or credits of Taxes and claims for refunds or credits of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date;

F.
all pension, health or welfare plans, any post-retirement benefits for any current or former employees of FTC who were or are employees of OptiCon and all payments made by FTC which constitute prepaid expenses of OptiCon relating to such excluded employee benefits;

G.	all interest in or claim against any Plan;

H.	all corporate minute books and stock records;

I.
all claims, deposits, prepayments, prepaid expenses, refunds, causes of action, chooses in action, rights of recovery, rights of set off and rights of recoupment relating in any manner to the items set forth in this Section 1.2;

J.	the names “Corning” and “Siecor” and any trademarks, tradenames or logos, trade dress, brand names or service marks containing the words “Corning” or “Siecor” (except OptiCon brand name); and

K.	all other tangible or intangible assets not used solely for OptiCon.

No more than one hundred and twenty (120) days after the Closing Date, OPTICON shall modify all OptiCon software, documentation, packaging, labeling, brochures and sales aids bearing the “Corning” or “Siecor” trademarks by reasonable means to show customers and potential customers of OptiCon that the ownership and responsibility for the assets has transferred to OPTICON.

1.3	Assumption of Liabilities. OPTICON shall not assume, discharge or perform any of FTC's Liabilities related to OptiCon.

1.4
Excluded Liabilities. OPTICON is not assuming any Liabilities of FTC related to OptiCon or any of its Affiliates. OPTICON shall have no liability whatsoever for any Liabilities of FTC related to OptiCon which are not specifically assumed under Section 1.3, and, without limiting the generality of the foregoing, OPTICON shall not be deemed to assume, nor shall it assume the following Liabilities (the Excluded Liabilities):

A.
any and all Liabilities arising under or relating to any written or oral contracts, agreements, guaranties, understandings, deeds, mortgages, indentures, leases, licenses, commitments, undertakings or other documents or instruments to which FTC’s OptiCon or any Affiliate thereof is a party;

B.	any and all Liabilities of FTC in OptiCon or any of its Affiliates in respect of any indebtedness for or guarantees of borrowed money;

C.	any and all Liabilities of FTC in OptiCon to any Affiliate or current or former stockholder of FTC;

D.
any and all Liabilities of FTC in OptiCon or any of its Affiliates for or in respect of Taxes including, without limitation, any Taxes resulting from or relating to the consummation of the transaction contemplated hereby (including any state Taxes that may become due as a result of any Bulk Sale or similar statute that may be assessed against OPTICON following the Closing);

E.
any and all Liabilities of FTC or any of its Affiliates arising out of or relating, directly or indirectly, to any property of which FTC or such Affiliate has disposed or proposed to dispose, including any and all Liabilities to any other person or entity incurred in connection with any sale or proposed sale of (i) all or any substantial part of FTC or any Affiliate, or any other business combination or proposed business combination, (ii) any real property of FTC or any Affiliate, (iii) any other business or (iv) any securities of FTC, any Affiliate or any other entity;

F.
any and all Liabilities arising out of or relating, directly or indirectly, to any Employee Plan or the termination thereof including, without limitation, FTC's Incentive Compensation Plan and FTC's obligations to OptiCon Employees under such plan;

G.
any and all Liabilities with respect to fees and expenses incurred by FTC or any of its Affiliates in connection with the sale or proposed sale or other disposition or proposed disposition of all or part of the assets or capital stock of FTC or any Affiliate (including the Transaction Expenses);

H.	any and all Liabilities of FTC or any of its Affiliates to any present or former employee or independent contractor of FTC or any Affiliate thereof;

I.	any and all Liabilities of FTC or any of its Affiliates for any Actions against FTC or any Affiliate, including any Actions pending or threatened against FTC as of the Closing Date;

J.	any and all Liabilities of FTC or any of its Affiliates for damage or injury to person or property including, without limitation, those resulting from or arising out of environmental claims;

K.	any and all Liabilities of FTC or any of its Affiliates arising out of or resulting from noncompliance with any Federal, state, local or foreign laws, ordinances, regulations or orders;

L.	any and all Liabilities of FTC or any of its Affiliates arising out of, relating to or resulting from any obligation to indemnify any person or entity (including officers and directors of FTC);

M.	any and all Liabilities of FTC or any of its Affiliates arising under this Agreement or any of the Related Agreements;

N.	any and all Liabilities of FTC or any of its Affiliates for any accounts payable;

O.	any and all other Liabilities attributable in any manner to the Excluded Assets; and

P.	any and all other Liabilities of FTC or any of its Affiliates that are not Assumed Liabilities.

1.5
Continuing Liabilities. Notwithstanding anything contained herein to the contrary, to the extent that any Assumed Liability assumed by OPTICON pursuant to Section 1.3, or any Damages imposed on OPTICON by operation of law or otherwise in connection with, or which otherwise arises out of or in relation to, the transactions contemplated hereby (other than OPTICON's assumption of the Assumed Liabilities assumed by it pursuant to Section 1.3), results from or arises out of an event or condition which is continuing or continuous in nature, OPTICON shall assume and discharge only that portion of such Assumed Liability or Damage that results from or arises out of that part of the event which occurs or condition which exists after the Closing, without, however, releasing FTC from its obligation to discharge that portion of such Assumed Liability or Damage that results from that part of the event which occurs or condition which exists prior to the Closing; provided, however, that FTC shall discharge all of such continuing or continuous Assumed Liabilities or Damages, including, without limitation, those Assumed Liabilities assumed by OPTICON pursuant to Section 1.3 if and to the extent they result from a breach by FTC of any of its representations, warranties or covenants hereunder.

1.6
Closing. The closing of the transactions contemplated by this Agreement (the Closing) will take place at 10:00 a.m. (Eastern time) on September 19th, 2004 (Closing Date), unless the parties agree to another date in writing. The Closing shall take place at the offices of Opticon Systems Inc.’s, Dallas Office, unless the parties agree to another time or place in writing. As used herein, the term Business Day shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in the City and State of New York. All transactions contemplated to take place at the Closing shall be deemed to be effective as of 5:00 p.m. on the Closing Date (the Effective Time) and events taking place, and periods ending after the Effective Time shall be deemed to have taken place, or ended, after the Closing.

1.7	Closing Obligations. At the Closing, in addition to the agreements set forth in Article IV, the parties shall execute and deliver the following documents:

A.	FTC, or their Affiliates, as the case may be, shall deliver to OPTICON:

(i)	a bill of sale for all of the tangible Acquired Assets in the form of Exhibit A attached hereto (the Bill of Sale) executed by FTC;

(ii)
an assignment of all of the Acquired Assets that are intangible personal property (except the Assigned Intellectual Property Assets) in the form of Exhibit B attached hereto, which assignment shall also contain OPTICON’s undertaking and assumption of the Assumed Liabilities (the Assignment and Assumption Agreement) executed by FTC;

(iii)	an assignment of all OptiCon Trademarks in the form of Exhibit C attached hereto (the Trademark Assignment) executed by FTC;

(iv)	a general assignment of all Assigned Intellectual Property Assets in the form of Exhibit D attached hereto (the IP Assignment) executed by FTC; and

(v)
all such other bills of sale, assignment and assumption agreements, endorsements, intellectual property right assignments, certificates of title, consents and other good and sufficient instruments and documents of conveyance and transfer, all dated the Closing Date and in a form reasonably satisfactory to OPTICON, as OPTICON reasonably shall deem necessary or appropriate to vest in or confirm to OPTICON full and complete right, title and interest in and to all of the Acquired Assets (collectively, the Other Assignments).

B.	OPTICON shall deliver to FTC, as the case may be:

(i)	the Assignment and Assumption Agreement executed by OPTICON;

(ii)	the Trademark Assignment executed by OPTICON; and

(iii)	the IP Assignment executed by OPTICON.

On the Closing Date, FTC shall transfer all of the Acquired Assets, including OptiCon Intellectual Property Rights, to such location or locations as OPTICON reasonably may request.

1.8
Further Assurances. At any time and from time to time after the Closing, at the request of OPTICON and without further consideration, FTC will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to , and to confirm OPTICON's title to, the Acquired Assets, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, FTC shall, from time to time and at no cost to OPTICON, cooperate with, and take all action reasonably requested by, OPTICON to effectively transition the Acquired Assets and the operation and ownership of OptiCon.

ARTICLE II

PURCHASE PRICE

2.1	Purchase Price.

Purchase Price. Purchase Price. Purchaser shall pay to Seller for the Assets a purchase price (the "Purchase Price") of Forty Two Million Dollars ($42,000,000). The purchaser shall offer the Seller Eighty Four Million Shares of Common in OptiCon valued at $0.50 per share, for a total of Forty Two Million Dollars ($42,000,000) be paid at the closing of this transaction.

2.2
Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and the covenant not to compete to be entered into by FTC in connection with this Agreement and shall be consistent with the requirements of Section 1060 of the Code, and the regulations thereunder. OPTICON and FTC agree that such allocation shall be fair and equitable. OPTICON and FTC agree to report this transaction for Tax purposes, including the filing of Internal Revenue Service Form 8594 (Asset Acquisition Statement), in accordance with such allocation and to defend such allocation before, and not take any positions that are inconsistent with such allocation before, any Governmental Authority charged with the collection of Taxes, or in any judicial proceeding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1
Representations and Warranties of FTC. FTC hereby represents and warrants to OPTICON that, except as disclosed in the disclosure schedule dated the date hereof, certified by FTC and delivered to OPTICON simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate and an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections specified for such item) (the Disclosure Schedule):

A.
Organization; Good Standing; Qualification and Power. FTC (i) is a corporation duly organized, validly existing and in good standing under the laws of the State Florida, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and as proposed to be conducted, to enter into this Agreement and the Related Agreements to which FTC is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby and (iii) except as set forth in Section 3.1.A of the Disclosure Schedule, is duly qualified and in good standing to do business in those jurisdictions listed in Section 3.1.A of Disclosure Schedule and in all other jurisdictions where the failure to be so qualified and in good standing would have a material adverse effect on FTC, OptiCon or the business, properties, condition (financial or otherwise), assets, liabilities, operations, results of operations, prospects or affairs of FTC or of OptiCon (a OptiCon Material Adverse Effect).

B.	[Intentionally Omitted].

C.
Authority; No Consents. The execution, delivery and performance by FTC of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of FTC; and this Agreement has been, and the Related Agreements to which it is a party when executed and delivered by FTC will be, duly and validly executed and delivered and the valid and binding obligations of FTC, enforceable against it in accordance with their respective terms. Except as set forth in Section 3.1.C of the Disclosure Schedule, the execution, delivery and performance of this Agreement or the Related Agreements to which it is a party, the consummation by FTC of the transactions contemplated hereby or thereby, nor compliance by FTC with any provision hereof or thereof will (A) conflict with, (B) result in any material violation of, (C) cause a material default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance on or against any assets, rights or property of FTC under any term, condition or provision of (x) any instrument or agreement to which FTC is a party, or by which FTC or any of its properties, assets or rights may be bound or (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to FTC or any of its properties, assets or rights or conflict with or result in any violation of FTC's Certificate of Incorporation or by- laws. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person or entity is required in connection with the execution, delivery and performance by FTC of this Agreement or the Related Agreements or the consummation by FTC of the transactions contemplated hereby or thereby, except for (i) the consents listed in Section 3.1.C of the Disclosure Schedule and (ii) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a OptiCon Material Adverse Effect or impair in any material respect the ability of FTC to consummate the transactions contemplated by this Agreement.

D.	Absence of Changes. Since January 1, 2004 or such other date as is specifically provided below, except as set forth in Section 3.1.D of the Disclosure Schedule, there has not been:

(i.)	any damage, destruction or loss to any of the Acquired Assets, whether or not covered by insurance, having or which could have a OptiCon Material Adverse Effect;

(ii)
any payment, discharge or satisfaction of any material Encumbrance on any of the Acquired Assets or Liability relating in any manner to, or arising from the operation of, OptiCon by FTC or any cancellation by FTC of any material debts or claims relating in any manner to, or arising from the operation of, OptiCon or any amendment, termination or waiver of any rights of material value to FTC relating in any manner to, or arising from the operation of, OptiCon;

(iii)
any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset (including any Intellectual Property Rights of FTC) relating in any manner to, or used in the operation of, OptiCon other than in the Ordinary Course of Business;

(iv)	any labor dispute or any union organizing campaign;

(v)	the commencement of any litigation or other action by or against FTC relating in any manner to OptiCon;

(vi)	any agreement, understanding, authorization or proposal, whether in writing or otherwise, for FTC to take any of the actions specified in items (i) through (v) above.

E.
Tax Matters. FTC and each other corporation or entity (if any) included in any consolidated or combined tax return in which FTC has been included have filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by them as they relate to OptiCon (the Tax Returns) with the appropriate governmental agencies in all jurisdictions in which Tax Returns are required to be filed and have timely paid or will timely pay all amounts shown thereon to be due. All such Tax Returns will be correct and complete in all material respects at the time of filing. FTC has not agreed to, nor is it required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. As used in this Agreement, Tax means any of the Taxes and Taxes means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a transferee (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

F.
Title to Assets, Properties and Rights and Related Matters. FTC has good and valid title to all of the Acquired Assets free and clear of all Encumbrances of any kind or character other than Permitted Encumbrances. The Acquired Assets are in good operating condition and repair in all material respects (ordinary wear and tear excepted). The Acquired Assets include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all rights, leases, licenses and other agreements necessary or desirable to enable OPTICON to carry on OptiCon in the manner as normally conducted by FTC and as proposed to be conducted. Except for the Shared Assets being retained by FTC, none of the assets, properties or rights being retained by FTC are used in, or necessary or desirable for, the operation of OptiCon as currently conducted or as proposed to be conducted. As used herein, (A) the term Encumbrances means and includes security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, (B) Permitted Encumbrances means (i)

liens for taxes, assessments and other governmental charges or levies not due and payable, or which currently are being contested in good faith by appropriate proceedings and which are specifically listed on the appropriate section of the Disclosure Schedule, (ii) mechanics', workmen's, repairmen's, materialmen's, warehousemen's, vendors' and carriers' liens, and other similar liens arising in the Ordinary Course of Business for charges which are not delinquent, or which currently are being contested in good faith by appropriate proceedings and have not proceeded to judgment and which specifically are listed on the appropriate section of the Disclosure Schedule, and (iii) liens in respect of judgments or awards which specifically are listed on the appropriate section of the Disclosure Schedule and with respect to which there shall be a good faith current prosecution of an appeal or proceedings for review which is secured by an appropriate bond or a stay of execution pending such appeal or proceedings for review, and (C) Ordinary Course of Business means the operation of OptiCon in the ordinary course of business consistent with FTC's usual and customary practices in managing and operating OptiCon as they existed on August 1, 2004 without regard to the transactions contemplated hereby.

G.	[Intentional omitted]

H.	Intellectual Property.

(i)
Except as set forth in Section 3.1.H(i)(1) of the Disclosure Schedule, FTC has good and valid title to, and owns free and clear of all Encumbrances, has the exclusive right to use, sell, transfer, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) and dispose of, and has the right to bring actions for the infringement of, all Intellectual Property Rights used in connection with or necessary for the conduct of OptiCon in the Ordinary Course of Business and as proposed to be conducted after the Closing Date, including all Intellectual Property Rights set forth in Section 3.1.H(i)(2) of the Disclosure Schedule (collectively, OptiCon Intellectual Property Rights);

(ii)
The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the other transactions contemplated hereby or thereby, will not breach, violate or conflict with any instrument or agreement governing any OptiCon Intellectual Property Rights in any material respect, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any OptiCon Intellectual Property Right or materially impair the right of FTC to use, sell, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) or dispose of, or to bring any action for the infringement of, any OptiCon Intellectual Property Right or portion thereof;

(iii)
To the knowledge of FTC, there are no royalties, honoraria, fees or other payments payable by FTC to any person by reason of the ownership, use, license (or sublicense), transmission, broadcast, delivery (electronically or otherwise), sale, or disposition of any OptiCon Intellectual Property Rights;

(iv)
Except as set forth in Section 3.1.H(iv) of the Disclosure Schedule, neither the manufacture, marketing, license (or sublicense), sale, transmission, delivery (electronically or otherwise), or use of any product or service currently or proposed to be licensed, sold, marketed, transmitted, broadcast, delivered (electronically or otherwise) or used by FTC or currently under development by FTC violates any license (or sublicense) or agreement of FTC with any third party or infringes any common law or statutory rights of any other party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property Rights and rights of privacy or publicity; nor, to the knowledge of FTC, is any third party infringing upon, or violating any license (or sublicense), transmission, broadcast, delivery, (electronically or otherwise) or agreement with FTC relating to, any OptiCon Intellectual Property Right; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, manufacture, sell, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) or dispose of any OptiCon Intellectual Property Right, nor is there any basis for any such claim. FTC has not received any notice asserting that any OptiCon Intellectual Property Right or the proposed use, manufacture, sale, license (or sublicense), transmission, broadcast, delivery (electronically or otherwise) or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion;

(v)
All works that were created, prepared or delivered by consultants, independent contractors or other third parties for or on behalf of FTC (including any materials and elements created, prepared or delivered by such parties in connection therewith) (A) are and shall constitute works made for hire specially ordered or commissioned by FTC within the meaning of United States' copyright law or (B) have been duly assigned to FTC in writing, except to the extent that any failure to constitute a works made for hire or to assign any such work would not, either individually or in the aggregate, have a OptiCon Material Adverse Effect;

(vi)
Section 3.1.H(vi) of the Disclosure Schedule sets forth, for all OptiCon Intellectual Property Rights, a complete and accurate list of all United States and foreign (a) Patents; (b) Trademarks (including Internet domain registrations and unregistered Trademarks); and (c) Copyrights (including unregistered copyrights) indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed);

(vii)
To the knowledge of FTC, Section 3.1.H(vii) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any OptiCon Intellectual Property Rights, whether FTC is the licensee or licensor thereunder (except for shrink-wrap licenses for off-the-shelf software used by FTC and other licensees identified in Section 3.1.I of the Disclosure Schedule) and any assignments, consents, term, forbearances to sue, judgments, orders, settlements or similar obligations relating to any OptiCon Intellectual Property Rights to which FTC is a party or otherwise bound (collectively, the License Agreements), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property Rights covered thereby. The License Agreements are valid and binding obligations of FTC, enforceable in accordance with their terms, and there exists no event or condition, which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by FTC under any such License Agreement;

(viii)
All Trademarks of FTC that constitute OptiCon Intellectual Property Rights have been in continuous use by FTC. To the knowledge of FTC, except as set forth in Section 3.1.H(viii) of the Disclosure Schedule, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks; and

(ix)
As used herein, the term Intellectual Property Rights shall mean all intellectual property rights worldwide, including, without limitation, trademarks, service marks, trade names, service names, URLs and Internet domain names and applications therefore (and all interest therein), designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, Trademarks); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing) (collectively, Patents); copyrights (including any registrations, applications and renewals for any of the foregoing (collectively, Copyrights); computer programs and other computer software (including, but not limited to the software); databases; technology, trade secrets and other confidential information, knowhow, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs, software and data loaded on any acquired asset, and all documentation and media constituting, describing or relating to the foregoing (collectively, Trade Secrets).

I.	Software.

(i)
Section 3.1.I of the Disclosure Schedule sets forth a true and complete list of all material software programs and applications licensed by FTC from any third party and used by FTC in the operation of OptiCon (the Licensed Software).

(ii)
The Licensed Software is validly held and used by FTC, as applicable, and may be used by FTC pursuant to the applicable license agreement with respect thereto without the consent of or notice to any third party. Each of the license agreements relating to the Licensed Software are valid and binding obligations, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by FTC or the licensor under any such license agreement.

J.	[Intentionally omitted]

K.
No Defaults. Except as set forth in Section 3.1.K of the Disclosure Schedule, FTC has in all material respects performed all of the obligations required to be performed by it to date and is not in default or alleged to be in default under (i) its Certificate of Incorporation or by-laws, (ii) the Assumed Contracts or (iii) any other material agreement, lease, license, contract, commitment, instrument or obligation relating to OptiCon to which it is a party or by which any of the Acquired Assets are or may be bound or affected, and there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default or alleged default by it of any of the foregoing.

L.
Litigation, Etc. Except as set forth in Section 3.1.L of the Disclosure Schedule, there are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings (collectively, Actions) pending or threatened against FTC relating in any manner to, or arising out of the operation of, OptiCon, nor is there any basis therefore, whether at law or in equity, or before or by any Federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality (Governmental Authority), (ii) judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against FTC relating in any manner to, or arising out of the operation of, OptiCon, or (iii) disputes with customers or vendors of OptiCon. Except as set forth in Section 3.1.L of the Disclosure Schedule, there are no Actions pending or threatened, nor is there any basis therefore, with respect to (A) any of the Acquired Assets or Assumed Liabilities, (B) the employment by, or association with, OPTICON, of any of the present officers or employees of or consultants to FTC (collectively, the Designated Persons), or (C) the use, in connection with OptiCon, of any information, techniques or processes presently utilized or proposed to be utilized by FTC or any of the Designated Persons, that OPTICON or any of the Designated Persons are or would be prohibited from using as the result of a violation or breach of, or conflict with any agreements or arrangements between any Designated Person and any other person, or any legal considerations applicable to unfair competition, trade secrets or confidential or proprietary information. FTC has delivered to OPTICON all material documents and correspondence relating to such matters referred to in Section 3.1.L of Disclosure Schedule (including, in the case of clause (iii) of the first sentence of this Section 3.1.L, any correspondence evidencing material customer dissatisfaction with FTC or its products or services).

M.	Compliance; Governmental Authorizations and Consents.

(i)
Except as set forth in Section 3.1.M of the Disclosure Schedule, FTC has complied and is presently in compliance in all material respects with all Federal, state, local or foreign laws, ordinances, regulations and orders applicable to the operation of OptiCon (including, without limitation, laws, ordinances, regulations and orders applicable to labor, employment and employment practices, terms and conditions of employment and wages and hours);

(ii)
FTC has all Federal, state, local and foreign governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements necessary in the conduct of OptiCon as presently conducted or as proposed to be conducted, such licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the knowledge of FTC, threatened to revoke or limit any thereof, except to the extent that the failure to have any such license, consent, approval, authorization, permit, order, decree or other compliance agreement, to maintain the same in full force and effect or to be in compliance therewith would not, either individually or in the aggregate, have a OptiCon Material Adverse Effect; and

(iii)
Section 3.1.M of the Disclosure Schedule contains a true and complete list of all such governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements relating in any manner to, or used in the operation of, OptiCon under which FTC is operating or bound, FTC is not in default or alleged to be in default under any thereof and FTC has furnished to OPTICON true and complete copies thereof. None of such licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements shall be affected in any material respect by the transactions contemplated hereby or by any of the Related Agreements.

N.	Environmental Matters.

(i)
To the knowledge of FTC, FTC has complied with and is in compliance with all Federal, state, local and foreign laws, statutes (civil and criminal), common laws, ordinances, codes, regulations, rules, notices, permits, judgments, requirements, standards, guidelines, judicial and administrative orders and decrees applicable to it and its properties, assets, operations and businesses relating to pollution, worker and public health and safety, and/or environmental protection (collectively Environmental Laws), including without limitation Environmental Laws relating to air, water, land and the generation, release, storage, use, handling, transportation, treatment, discharge, disposal or other handling of Wastes, Hazardous Wastes and Hazardous Substances (as such terms are currently defined in any applicable Environmental Law);

(ii)
To the knowledge of FTC, FTC has obtained and adhered to all necessary material permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Wastes, Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by FTC where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled;

(iii)
To the knowledge of FTC, there have been no emissions, spills, discharges, releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned, leased or operated by FTC except as permitted by Environmental Laws;

(iv)
To the knowledge of FTC, FTC has not transported or disposed of Wastes, Hazardous Wastes and/or Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances to any on-site or off-site location, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against FTC, or OPTICON for any clean-up cost, remedial work, damage to natural resources or personal injury, including without limitation any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA); and

(v)	To the knowledge of FTC, FTC does not or will not have any liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment,.

For purposes hereof, the term Environmental Laws includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., the Clean Air Act, 42 U.S.C. (S)1857 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. (S) 651 et seq., and the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.

O	[Intentionally Omitted].

P
Brokers. FTC has not, nor have any of its officers, directors, security holders or employees, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

Q
Customers. Section 3.1.R of the Disclosure Schedule sets forth a true and complete list of at least the twenty (20) largest revenue producing customers of FTC (taking into account only the revenues from OptiCon) during the period from January 1, 2004 to the date hereof.

ARTICLE IV

RELATED AGREEMENTS

On or prior to the Closing Date, the following agreements (such agreements, together with the Bill of Sale, Assignment and Assumption Agreement, Trademark Assignment and Other Assignments being herein collectively referred to as the Related Agreements) are being executed and delivered by the respective parties thereto:

ARTICLE V

CONDITIONS PRECEDENT

5.1
Conditions to Each Party's Obligations. The obligations of each party to perform this Agreement and to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by all parties hereto:

A.
Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

B.
Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any Federal or state court or other Governmental Authority and remain in effect.

C.
Legislation. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.

SECTION 6

INDEMNIFICATION

6.1	Indemnity by FTC - FTC shall defend, indemnify and hold OPTICON, its officers, directors, employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

(a) any breach of the representations and warranties made by FTC in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

(b) any failure by FTC to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents delivered by any FTC pursuant to this Agreement;

(c) any liability imposed on OPTICON arising out of any FTC failure to comply with any applicable bulk sales or bulk transfer laws;

6.2	Indemnity by OPTICON - OPTICON will indemnify and hold FTC harmless from and against all Losses arising out of or resulting from:

(a) any breach of any representations and warranties made by OPTICON in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;
(b) any failure by OPTICON to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings or obligations under this Agreement; and

6.3
Notice of Claim -The indemnified party shall promptly notify the indemnifying party in writing in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under this Section 6. If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a “Third Party Claim”), the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party or the indemnifying party. The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim. In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without the prior written consent of the indemnified party. If a firm written agreement is made by, or with the approval of the indemnifying party to settle any such Third Party Claim and the indemnified party unreasonably refuses to consent to such settlement, then: (a) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Claim; (b) the maximum liability of the indemnifying party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such Third Party Claim is greater than the amount of the proposed settlement; and (c) the indemnified party shall pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party.

6.4	Termination of Indemnification

(a) As to OPTICON. The right of OPTICON to be indemnified under this Section 6 shall survive:

(i) as to matters described in Section 6.1(a), 6.1(b) and 6.1(c) (to the extent the suit, action or proceeding applies to the foregoing sections), until 12 months following the Closing Date;
(ii) as to matters described in Section 6.1(e), until the termination of the applicable statute of limitations (including any waivers or extensions thereof agreed to by OPTICON).
(a) As to FTC. The right of any FTC to be indemnified under this Section 6 shall survive until 24 months following the Closing Date, except for those matters described in Section 6.2(c), which shall survive until the termination of the applicable statute of limitations (including any waivers of extensions thereof agreed to by FTC).
(b) Exceptions. Notwithstanding subsections (a) and hereof:
(i) any indemnity claim based on fraudulent misrepresentations or fraudulent material omission or fraudulent breach of warranty shall survive without any time limitations; and
(ii) any indemnity claim based on any matter which has been described in a notice to an indemnifying party pursuant to Section 6.3 of this Agreement prior to the expiration of the applicable time limitation set forth in subsections (a) and (b) above shall survive until the claim is finally resolved.

6.5	Claims Net of Insurance and Tax Benefits

The amount which FTC is required to pay to, for, or on behalf of the OPTICON pursuant to this Section 6 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered or tax benefit actually received by or on behalf of the OPTICON in reduction of the related indemnifiable loss. Amounts required to be paid, as so reduced, are hereinafter sometimes called an “Indemnity Payment”. If the OPTICON shall have received, or if the FTC shall have paid on its behalf, an indemnity payment in respect of an indemnifiable loss and shall subsequently receive, directly or indirectly, insurance proceeds

OPTICON SYSTEMS INC Asset Purchase Agreement of FUTURETECH CAPITAL LLCCONFIDENTIAL
(which duplicate in whole or in part, amounts paid by FTC) or a tax benefit in respect of such indemnifiable loss, then the OPTICON shall promptly pay to FTC the amount of such insurance proceeds or tax benefit, or, if less, the amount of the Indemnity Payment.

6.6	Exclusive Remedy

Except in cases of fraud or where a party is entitled to an equitable remedy, indemnification pursuant to this Section 6 shall be the exclusive remedy of the parties for any losses. The only legal action which may be asserted by any party hereto against the other party with respect to any matter which is the subject of this Agreement shall be a contract action to enforce, or to recover damages for a breach of this Section 6.

ARTICLE VII

NON-COMPETITION

7.1
In order to induce OPTICON to enter into this Agreement and to consummate the transactions contemplated hereby, FTC hereby covenant as follows, which covenants shall be in addition and without prejudice to any other noncompetition, nonsolicitation and/or similar covenants to which FTC may be subject from time to time:

A.
Covenant Not to Compete.  FTC agree that, for a period of three (3) years after the Closing Date (the “Restricted Period”), except as provided below, none of them nor any of their subsidiaries or Affiliates (whether or not presently existing) (each a “Restricted Party”) shall compete, directly or indirectly, with OPTICON in its conduct of the OptiCon Business; provided, however that nothing described herein shall prevent FTC from (i) selling products pursuant to the Reseller Agreement or (ii) providing any service to its customers other that those sevices directly related to OptiCon.

B.
Restriction on Solicitation of Employees. During the Restricted Period, neither FTC nor any of their Affiliates shall directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of OPTICON or any of their Affiliates to terminate their employment or contractual relationship with the other party or any such Affiliate; and neither FTC nor any of their Affiliates shall assist any other Person to do so, or be a proprietor, equityholder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant or representative of any Person who does or attempts to do so. However, the foregoing covenant of non-solicitation shall not be violated by FTC’ or their Affiliates’, use of employment advertisements placed in general or mass media publications.

C.
Restrictions on Solicitations of Customers. During the Restricted Period, neither FTC nor any of their Affiliates shall directly or indirectly solicit, divert, take away, or attempt to divert or take away, from OPTICON or any of its Affiliates, any of the business or patronage of its customers, clients, accounts, vendors or suppliers, and neither FTC nor any of their Affiliates shall assist any other Person to do so, or be a proprietor, equityholder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant or representative of any Person who does or attempts to do so.

D.
Equitable Relief. FTC hereby acknowledge that any breach by any of them of their obligations under this Article VII would cause substantial and irreparable damage to OPTICON and its Affiliates; and that money damages would be an inadequate remedy therefore, and accordingly, acknowledge and agree that the other party or any Affiliate shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which such party may be entitled in respect of any such breach).

E.
Enforceability. In the event that a court of competent jurisdiction determines that any of the provisions of this Article VII would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court or arbitrators are hereby expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or enforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or of the remainder of such section.

ARTICLE VIII

MISCELLANEOUS

8.1
Expenses. As used in this Agreement, Transaction Costs shall mean, with respect to any party, all actual, out-of-pocket expenses incurred by such party to third parties, in connection with this Agreement and the Related

Agreements and all other transactions provided for herein and therein. Each party hereto shall bear its own Transaction Costs in connection with the transactions contemplated by this Agreement.

8.2
Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits attached hereto), the Related Agreements and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto.

8.3
Interpretation. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The words include, includes and including when used herein shall be deemed in each case to be followed by the words without limitation. The word herein and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4
Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by facsimile, with confirmation as provided above addressed as follows:

(i) if to OPTICON , to:

OPTICON SYSTEMS INC. 17250 Knoll Trail Suite 307 Dallas, TX 75248 Attention: Chief Executive Officer Facsimile: (603) 232-2460 with a copy to (which shall not constitute notice):

Glenn E. Goldberg, Esq.
Goldberg Law Group, P.A.
133 First Street North
Suite 2
St. Petersburg, Florida 33701
Telephone: 727/898-5200
Telefax: 866/323-6096
E-mail: geglaw@aol.com

(ii) if to FTC, to:

FUTURETECH CAPITAL LLC
405 Central Ave., Suite 100-8
St. Pete, FL 33701
Attention: Legal Counsel
Fax: 813-354-2739

with a copy to (which shall not constitute notice):

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

8.6
Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

8.7
Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal courts sitting in Delaware over any suit, action or proceeding arising out of or relating to this Agreement or any Related Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.

8.8
Benefits of Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; provided, however, that anything contained herein to the contrary notwithstanding, each of OPTICON may assign and delegate any or all of its respective rights and obligations hereunder to any other direct or indirect wholly-owned subsidiary of OPTICON; provided further, however, that any of the rights granted to and obligations of OPTICON under this Agreement (other than the payment of the Purchase Price) may also be exercised or performed by any entity controlled by or under common control with OPTICON (each, an OPTICON Affiliate); provided that such OPTICON Affiliate agrees to be bound by all of the applicable provisions hereof governing such exercise or performance and that FTC promptly receives written notice of any such exercise or performance.

8.9	Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

8.10
Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by OPTICON, and FTC; provided, however, that any party to this Agreement may waive in writing any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.11
No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an Indemnified Person or Indemnifying Person in respect of the indemnification provided in accordance with Article VII of this Agreement.

8.12
Consents. Except as otherwise expressly provided in this Agreement, any consent or approval of OPTICON requested or permitted hereunder may be given or withheld in OPTICON's sole discretion, provided that, such consent or approval shall not be unreasonably withheld.

8.13
Interpretation. This Agreement has been negotiated between the parties and will not be deemed to be drafted by, or the product of, any party. As such, this Agreement will not be interpreted in favor of, or against, any party.

8.14
No Joint Venture. No party hereto shall make any warranties or representations, or assume or create any obligations, on the other party's behalf except as may be expressly permitted hereunder or in writing by such other party. Each party hereto shall be solely responsible for the actions of all its respective employees, agents and representatives.

8.15
Specific Performance. The transactions contemplated by this Agreement are unique transactions and any failure on the part of FTC to complete the transactions contemplated by this Agreement or any of the Related Agreements on the terms of this Agreement or any of the Related Agreements will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement or any of the Related Agreements would cause OPTICON irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to OPTICON for a breach or threatened breach of this Agreement or any of the Related Agreements, OPTICON will be entitled to specific performance of this Agreement or any of the Related Agreements upon any breach by FTC, and to an injunction restraining any such party from such breach or threatened breach.

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the day and year first above written.

OPTICON SYSTEMS INC.

By: /s/

Name:
Title: President

FUTURETECH CAPITAL LLC.

By:  /s/

Name: Sam Talari
Title: Managing Partner

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